UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☑	Definitive Information Statement

SALON MEDIA GROUP, INC.

(Name of Registrant as Specified in its Charter)

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SALON MEDIA GROUP, INC.
870 Market Street, Suite 528
San Francisco, CA  94102

INFORMATION STATEMENT

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

This Information Statement is being sent to you for information purposes only.

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being mailed on or about March 27, 2013

To stockholders of record on March 25, 2013.

NOTICE OF SPECIAL MEETING

To the Stockholders of Salon Media Group, Inc.:

A special meeting of the stockholders of Salon Media Group, Inc., a Delaware corporation (the “Company”), will be held on April 18, 2013 at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, 39th Floor, New York, NY 10104, at 10:00 a.m. Eastern time, to consider a proposal to increase the authorized common stock of the Company from 30,000,000 to 150,000,000 (the “Common Stock Increase”).  No other matters will be considered at the Meeting.

Under the Delaware General Corporation Law, the Common Stock Increase proposal must be approved by the holders of a majority of the issued and outstanding voting securities of the Company, which consists of the Company’s outstanding common stock and preferred stock voting on an as-converted basis.  The Company has entered into a voting agreement to approve the Common Stock Increase (the “Voting Agreement”) with the holders of a majority of the issued and outstanding voting securities of the Company, and therefore, the Company is not soliciting proxies for voting at the Meeting.  Your vote or consent is not requested or required to approve the Common Stock Increase. The accompanying Information Statement is provided solely for your information.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

If you wish to attend the Meeting, please provide us notice at least 24 hours prior to the Meeting so that we can make the necessary security notification to the building in which the Meeting is being held.

Sincerely,

/s/ Cynthia Jeffers
Cynthia Jeffers
Chief Executive Officer

Important Notice Regarding the Availability of Information Statement for the Special Meeting to be held on April 18, 2013.  This Information Statement is available on our website at http://www.salon.com/about/ir.

SALON MEDIA GROUP, INC.
870 Market Street, Suite 528
San Francisco, CA  94102

ABOUT THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General

Salon Media Group, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), is sending you this Information Statement  and Notice of Special Meeting for the purposes of informing our stockholders of record as of March 25, 2013 (the “Record Date”), in the manner required by Regulation 14(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the action proposed to be taken at the special meeting of our stockholders to be held on April 18, 2013 and other related corporate actions and notifying stockholders of the Meeting itself. No action is requested or required on your part.

This Information Statement and Notice of Special Meeting is being mailed on or about March 27, 2013 to the Company’s stockholders of record as of the Record Date.

The Company’s principal executive offices are located at 870 Market Street, Suite 528, San Francisco, CA  94102, and the Company’s telephone number is (415) 645-9200.

Voting and Vote Required

The Company is not seeking approvals, authorizations or proxies from you. Under the DGCL and the Company’s Restated Certificate of Incorporation, as amended to date (the “Restated Certificate of Incorporation”), the amendment to the Company’s Restated Certificate of Incorporation to effect the Common Stock Increase (the “Common Stock Increase Amendment”) must be authorized by a resolution of our Board of Directors and the approval of stockholders holding a majority of the voting power of all of our capital stock.

On February 1, 2013, our Board of Directors approved the proposed Common Stock Increase Amendment.  As further described under “The Recapitalization” below, the Company has a voting agreement with holders of majority of the voting power of all of our capital stock to approve the Common Stock Increase contemplated by the Common Stock Increase Amendment.

As of the Record Date, the Company had 29,573,265 shares of common stock, par value $0.001 per share (the “Common Stock”), outstanding and entitled to vote.  Each share of Common Stock is entitled to one vote.  In addition, as of the Record Date, the Company had 1,075 shares of Series C Preferred Stock, the only outstanding shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) as of the Record Date.  Each share of Series C Preferred Stock is entitled to 1,020.16 votes per share, and the aggregate vote of the Series C Preferred Stock equals 1,096,676 shares.  Therefore, the total outstanding number of votes as of the Record Date is 30,669,941.  The Voting Agreement represents 17,804,615 votes or approximately 58.05% of the aggregate voting power of all the capital stock of the Company.  Accordingly, the Company is not soliciting proxies for the Meeting.  The DGCL does not provide for dissenter’s rights with respect to the Common Stock Increase Amendment.

THE RECAPITALIZATION

Background

As of December 31, 2012, the Company had outstanding related party advances of $11.48 million, convertible notes with an aggregate principal amount of $3.34 million, convertible into 3,235,065 shares of Common Stock in accordance with the terms of the notes (including converting the interest outstanding on that date at the same rate), $158,000 of accrued consulting fees, and shares of multiple series of Preferred Stock convertible into 10,018,202 shares of Common Stock in the aggregate.  The Company also had 3.28 million shares of Common Stock outstanding at December 31, 2012.  The convertible notes were due and payable at January 31, 2013 (subsequently extended to March 31, 2013) and the related party advances, which did not accrue interest, were due and payable on demand. Approximately 20.23% of the convertible notes was held by a non-affiliate of the Company.  For the nine months ended December 31, 2012, related party advances increased by $3.37 million and the Company had a net loss of $3.00 million.  In addition, between January 1, 2013 and February 28, 2013, the Company incurred an additional $513,000 in related party advances and an additional $13,000 in interest on the convertible notes.

The Recapitalization

At a meeting of the Board of Directors on February 1, 2013, the Board approved a private offering of Common Stock to the holders of its related party advances, convertible notes, accrued consulting fees and Preferred Stock the consideration for which was either cash or the respective Company securities and instruments held by such holders.  The primary purpose of this voluntary Recapitalization (the “Recapitalization”), participation in which was at the sole discretion of each holder, was to simplify the Company’s capital structure through the exchange of indebtedness and Preferred Stock, thereby increasing the Company’s potential to enter into capital transactions with new investors.  In addition, the Board believed that the Recapitalization offered holders a potentially more liquid asset in the form of the Company’s Common Stock and could also result in increased overall liquidity in the market for the Company’s Common Stock, which is currently traded on the OTCQB (SLNM).

The Company set the purchase price of a share of Common Stock in the Recapitalization at $0.35.  The Company’s Common Stock is quoted on the OTC QB and there is limited trading: from October 1, 2012 through January 31, 2013, the price at which the Common Stock sold was generally between $0.06 and $0.12 per share except for two spikes to $0.15 on December 13, 2012 and $0.25 on January 10, 2013, and on the days that shares were traded, volume was generally below 10,000 shares except for approximately 90,000 shares on December 14, 2012.  The price of $0.35 per share was approved by the Board based on a discussion with management and an independent financial advisor about growth in traffic to salon.com, the Company’s website, and other expected positive changes in the Company’s business and operations, as well as recognition that the Company’s revenues were limited, its revenues had not yet increased to reflect such positive trends, that there were no appropriate comparable companies from which to derive relevant multiples for determining a range of potential valuation of the Company, and that the Company did not have any financing offer that indicated a third-party valuation for the Company.

All of the holders of related party advances, accrued consulting fees and convertible notes and the holders of all the outstanding Preferred Stock other than 1,075 shares of Series C agreed to participate in the Recapitalization, which resulted in 72.88 million shares of Common Stock issuable in connection with the Recapitalization.  Outstanding convertible notes plus interest at February 28, 2013 was approximately $3,504,000, all of which was exchanged for an aggregate of approximately 10,012,372 shares of Common Stock.  Outstanding related party advances at February 28, 2013, including accrued consulting fees of $158,000, were approximately $12,146,000, all of which was exchanged for an aggregate of 34,704,143 shares of Common Stock.  The table below sets forth the issuance of common stock by class of preferred stock participating in the recapitalization:

Class and Series	Shares		Original Purchase Price	Common Stock Received
Series A	612		$2,448,000	6,994,286
Series B	125		500,000	1,428,571
Series C	5,507	(1)	4,405,000	12,587,429
Series D-1	417		500,400	1,429,714
Series D-2	417		500,400	1,429,714
Series D-3	417		500,400	1,429,714
Series D-4	417		500,400	1,429,714
Series D-5	417		500,400	1,429,714
TOTAL			$9,855,600	28,158,856

1)	Following the Recapitalization, 1,075 shares of Series C Preferred Stock remains outstanding, all of which are held by non-affiliates of the Company.

At the closing on March 1, 2013, the Company issued an aggregate of approximately 26.29 million shares of common stock in respect of all the preferred stock participating in the Recapitalization held by non-affiliates of the Company, all of its convertible notes and 25% of its related party advances (including the accrued consulting fees).  This issuance of shares represented substantially all of the available authorized common stock.  The holders of the remaining related party advances and preferred stock participating in the Recapitalization, all of whom are members of the board of directors or their affiliates, have tendered these obligations in exchange for an aggregate of approximately 46.58 million shares of common stock that will be issued and delivered to them upon approval of the Common Stock Increase at the Special Meeting and filing of the Common Stock Increase Amendment with the Delaware Secretary of State. All the 46.58 million shares are issuable to John Warnock, Elizabeth Hambrecht or entities affiliated with each of them.  Mr. Warnock, Ms. Hambrecht and Mr. Hambrecht are affiliates of the Company.  See “Interest Of Certain Persons In Or Opposition To Matters To Be Acted Upon.”

Following the Recapitalization and as of the Record Date, other than 1,075 shares of Series C Preferred Stock, no shares of Preferred Stock are outstanding.  The 1,075 outstanding shares of Series C Preferred Stock are currently convertible into 1,096,676 shares of Common Stock, subject to the anti-dilution provisions of the terms of the Series C Preferred Stock.  All other shares of Preferred Stock that were outstanding prior to the Recapitalization have been cancelled and returned to the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

Increase in Authorized Common Stock; Voting Agreement

Because the Company does not have sufficient authorized Common Stock to issue all the shares in the Recapitalization or to engage in any future capital transaction, the Board of Directors authorized the Common Stock Increase Amendment to the Company’s Restated Certificate of Incorporation, to increase the authorized Common Stock from 30,000,000 to 150,000,000, and recommended that the stockholders of the Company approve the Common Stock Increase Amendment.  In connection with the closing of the Recapitalization on March 1, 2013, John Warnock, Elizabeth Hambrecht and entities affiliated with each of them entered into the Voting Agreement pursuant to which they agreed to vote for the Common Stock Increase Amendment and authorized Cynthia Jeffers, Chief Executive Officer, and Alex Fernandez, Interim Chief Financial Officer, to act as proxies to vote the shares subject to the Voting Agreement in favor of the Common Stock Increase Amendment at any meeting of the stockholders of the Company held for that purpose.  At the Record Date, there were 17,804,615 shares of Common Stock subject to the Voting Agreement, equal to 58.05% of the outstanding voting power of all of the capital stock of the Company.  The shares subject to the Voting Agreement do not include any shares of Preferred Stock that formerly could vote on an as-converted basis, as those shares are no longer outstanding.

A copy of the Common Stock Increase Amendment is attached to this Information Statement as Appendix A.

Future Financings and Issuances of Common Stock

The Company remains dependent upon its two largest stockholders, Mr. Warnock and Mr. Hambrecht, for continued financial support while it seeks external financing from potential investors in the form of additional indebtedness or through the sale of equity securities in a private placement.  The Recapitalization eliminated $15,650,780 (including interest on the convertible notes through the closing date) of convertible notes and related party advances and approximately $158,000 of accrued consulting fees, as well as 91.97% of the liquidation preference of the Preferred Stock.  Following the Recapitalization, the Company had only $1.21 million of third party indebtedness outstanding (including $216,000 of interest accrued through February 28, 2013).  The Recapitalization is an important step in the Company’s plan to seek external financing.  The Company is working with outside advisors in its efforts to obtain such funding, and explore strategic alternatives.  However, the Company does not currently have an agreement for any debt or equity financing, and there is no certainty that it will be able to enter into definitive agreements for additional financings and other strategic alternatives, both internal and external, on commercially reasonable terms, if at all.

Capitalization

Set forth below is the Company’s capitalization at December 31, 2012 and as adjusted to reflect: (i) additional related party advances between January 1, 2013 and February 28, 2013, (ii) the accrual of interest on the outstanding convertible notes between January 1, 2013 and February 28, 2013, and (iii) the results of the recapitalization.

SALON MEDIA GROUP, INC.
(in thousands, except share and par value amounts)

	December 31, 2012
	Actual (1)	As Adjusted
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$205	$718	(2)

Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	11,475	-	(2)
Convertible notes payable	3,339	-
Accounts payable and accrued liabilities	1,160	850	(3)
Deferred revenues	37	37
Total current liabilities	17,011	1,887

Deferred rent	26	26
Total liabilities	17,037	1,913
Commitments and contingencies

Stockholders' Deficit
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 9,404 and 1,075 shares issued and outstanding at December 31, 2012 and as adjusted (liquidation value of $26,744 and $5,604 at December 31, 2012 and as adjusted)	-	-	(4)
Common stock, $0.001 par value, 30,000,000 and 150,000,000 shares authorized, 3,282,576 and 76,157,944 shares issued and outstanding at December 31, 2012 and as adjusted	3	76	(5)
Additional paid-in capital	99,883	115,460
Accumulated deficit	(115,527)	(115,540	)(6)

Total stockholders' deficit	(15,641)	(4)
Total liabilities and stockholders' deficit	$1,396	$1,909

1)
The Actual column is derived from the Company’s balance sheet at December 31, 2012 (unaudited) included in its Form 10-Q for the quarterly period ended December 31, 2012 filed with the Securities and Exchange Commission on February 14, 2013.

2)	Between January 1, 2013 and February 28, 2013, the Company incurred an additional $513 in related party advances, resulting in total related party advances exchanged of $11,988.
3)
Inclusive of $158 in accrued consulting fees, $152 in accrued interest on convertible notes and $13 in additional interest accrued from January 1, 2013 through February 28, 2013, all of which were exchanged.

4)	As adjusted preferred shares issued and outstanding of 1,075 shares are all Series C.
5)	As adjusted authorized shares assumes additional shares are authorized at a special meeting of stockholders called for April 18, 2013.
6)	Inclusive of $13 in additional interest on convertible notes accrued from January 1, 2013 through February 28, 2013.

THE COMMON STOCK INCREASE AMENDMENT

The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 35,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the Record Date, 29,573,265 shares of Common Stock were issued and outstanding and 1,075 shares of Series C Preferred Stock were issued and outstanding, leaving 426,735 shares of Common Stock and 4,998,925 shares of Preferred Stock available for future issuance.  The 1,075 shares of Series C Preferred Stock are currently convertible in to an aggregate of 1,096,676 shares of Common Stock.

The Common Stock Increase Amendment will increase the authorized shares of Common Stock to 150,000,000.  A copy of the Common Stock Increase Amendment is attached to this Information Statement as Appendix A.  After (i) issuing the remaining 46.58 million shares of Common Stock in the Recapitalization, and (ii) reserving (A) 1,096,676 shares of Common Stock for issuance upon exercise of the remaining shares of Series C Preferred Stock, (B) 3,581,762 shares of Common Stock for issuance upon exercise of outstanding options, and (C) 2,546,941 shares of Common Stock for issuance in respect of authorized but unissued options, the Company will have 69,163,618 shares of Common Stock available for future issuance for other purposes, including financings.

Immediately following the Meeting and approval of the Common Stock Increase Amendment, the Company expects to file the Common Stock Increase Amendment with the Secretary of State of the State of Delaware and to issue the remaining 46.58 million shares in the Recapitalization.

After the effective date of the Common Stock Increase Amendment, any change in the number of authorized shares of Common Stock or Preferred Stock will require a further amendment to the Company’s Restated Certificate of Incorporation in accordance with applicable law and the Company’s Restated Certificate of Incorporation as then in effect.

Dilution

For purposes of this section, (i) “non-affiliate holders” consists of all holders of Common Stock other than the directors and officers of the Company and their affiliated entities, and (ii) shares that may be issuable upon vested options are excluded from the calculations.  See also “Security Ownership of Certain Beneficial Owners and Management.”

Prior to the Recapitalization, non-affiliate holders held 2.14 million or 65.23 % of the outstanding shares of Common Stock at December 31, 2012, assuming no conversion of any convertible securities.  Assuming conversion of all convertible notes and shares of preferred stock in accordance with their terms, prior to the Recapitalization, non- affiliate holders would have held 5.58 million shares or 33.73% of the outstanding shares of Common Stock at December 31, 2012.  Following the Recapitalization, non-affiliate holders will hold 12.87 million shares or 16.65% of all outstanding shares (including the additional 46.58 million shares).

Holders of common stock are subject to further dilution upon any future issuance of the 69.1 million shares of common stock available for issuance following the Recapitalization.

Potential Anti-Takeover Effect

The increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in our acquisition by another company).  However, the proposed increase in the authorized share count is not in response to any effort by any person or group to accumulate Common Stock or to obtain control of the Company by any means.  In addition, the proposal is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Mr. John Warnock, Chairman of the Board, Mr. William Hambrecht and Ms. Elizabeth Hambrecht, directors and stockholders of the Company, are affiliates of the Company and participated in the Recapitalization.  The following table sets forth the securities and instruments owned by each of them prior to the Recapitalization and tendered in the Recapitalization and the shares of Common Stock owned by each of them following the Recapitalization:

	Prior to the Recapitalization					Post- Recapitalization
	Principal and Interest of Convertible Notes	Related Party Payables		Shares of Preferred Stock	Shares of Common Stock (1)	Shares of Common Stock (1)
John Warnock or entities affiliated with Mr. Warnock	$1,397,786	$9,948,000	(2)	Series A – 125	410,426	45,192,670	(3)
				Series C – 3,474
				Series D-1 – 208
				Series D-2 – 208
				Series D-3 – 83
				Series D-4 – 250
				Series D-5 – 125

Entities affiliated with William Hambrecht	$1,397,786	$2,040,000	(2)	Series A – 125	434,202	17,231,304	(4)
				Series C – 1,456
				Series D-1 – 42
				Series D-2 – 21
				Series D-3 – 125
				Series D-4 – 167
				Series D-5 – 292

Elizabeth Hambrecht or entities affiliated with Ms. Hambrecht		$158,450	(5)	Series C – 31	296,607	1,965,320	(6)
				Series D-1 – 146
				Series D-2 – 188

1)
In each case, shares of Common Stock owned exclude any shares issuable upon exercise of options. See “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this Information Statement for additional information.

2)	Consists of related party advances.
3)	33,682,857 of these shares will be issued following the approval of the Common Stock Increase.
4)	11,346,287 of these shares will be issued following the approval of the Common Stock Increase.
5)	Consists of accrued consulting fees.
6)	1,555,535 of these shares will be issued following the approval of the Common Stock Increase.

The following table sets forth the voting power of Mr. Warnock, Mr. Hambrecht, Ms. Hambrecht and the entities affiliated with them prior to the Recapitalization, as of the Record Date and following approval of the Common Stock Increase Amendment and issuance of the remaining 46.6 million shares of Common Stock to them in the Recapitalization:

	Percentage of Voting Power Prior to Recapitalization (1)	Percentage of Voting Power as of the Record Date (2)	Percentage of Voting Power Following Approval of Common Stock Increase Amendment and Issuance of Remaining Shares in the Recapitalization (3)
John Warnock or entities affiliated with Mr. Warnock	37.13%	37.61%	58.50%
Entities affiliated with William Hambrecht	20.26	19.19%	22.30%
Elizabeth Hambrecht or entities affiliated with Ms. Hambrecht	4.13%	1.34%	2.54%

1)
Total voting power prior to the Recapitalization is determined as of December 31, 2012 based on the sum of 3,282,576 shares of Common Stock issued and outstanding and 10,018,202 shares of Common Stock into which the multiple series of Preferred Stock then outstanding was convertible.

2)
Total voting power as of the Record Date is based on the sum of 29,573,265 shares of Common Stock issued and outstanding and 1,096,676 shares of Common Stock into which the 1,075 shares of Series C Preferred Stock are convertible.

3)
Total voting power following approval of Common Stock Increase Amendment and issuance of additional shares of Common Stock is based on the sum of (i) 29,573,265 shares of Common Stock issued and outstanding as of the Record Date, (ii) the additional 46,584,679 shares issuable in the Recapitalization, and (iii) 1,096,676 shares of Common Stock into which the 1,075 shares of Series C Preferred Stock are convertible.

See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

Mr. Warnock, Ms. Hambrecht and the entities affiliated with Mr. Hambrecht, Mr. Warnock and Ms. Hambrecht have entered into the Voting Agreement, as described above under “The Recapitalization.”

FORWARD LOOKING STATEMENTS

This Information Statement contains forward-looking statements that are made as of the date of its mailing based upon our current expectations.  All statements, other than statements of historical fact, including, but not limited to, statements regarding our plans, objectives, expectations, intentions, capitalization and financing, constitute “forward-looking statements.”  The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to:

•	We have historically lacked significant revenues and have a history of losses
•	Our cash flows may not meet expectations
•	Our reliance on related parties for significant investment capital
•
Our principal stockholders can exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

•	Our dependence on advertising sales for significant revenues
•	The introduction of new websites, services or products by us or by our competitors
•	Controversial content on our website
•	Our inability to promote the Salon brand to attract and retain users, advertisers and strategic partners
•	Our technology development efforts may not be successful in improving the functionality of our network
•	Our operating results are volatile and may adversely affect our common stock price
•	Future sales of significant number of shares of our common stock by principal stockholders could cause the stock price to decline
•
Our stock has been and will likely continue to be subjected to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control and may prevent stockholders from reselling our common stock at a profit

•
Holders of the remaining outstanding shares of Series C Preferred Stock are entitled to potentially significant liquidation preferences with respect to Salon’s assets over common stockholders if Salon were to liquidate

This Information Statement should be read in conjunction with our quarterly report on Form 10-Q filed on February 14, 2013, including the “Risk Factors” set forth in the report, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results.  We do not undertake to update any forward-looking statements unless otherwise required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 25, 2013, the Record Date, the number of shares of our Common Stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the our Common Stock; (ii) each of the Company’s executive officers; (iii) each member of our Board of Directors; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated, and have an address at c/o Salon Media Group, Inc., 870 Market Street, Suite 528, San Francisco, CA  94102. The ownership percentages listed below reflect the closing of the Recapitalization on February 28, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned (1)	Percent of Class (2)
5% Holders
(other than directors and officers)

Shea Ventures LLC (3)	4,474,597	14.59%

Executive Officers, Directors and Affiliates

Cynthia Jeffers (4)
Chief Executive Officer, Director	198,089	*

Kerry Lauerman (5)
Editor in Chief	155,133	*

D. Alex Fernandez (6)
Interim Chief Financial Officer	71,353	*

Matthew Sussberg
Vice President, Sales	-	-

John Warnock (7)
Chairman of the Board, Director	11,548,313	37.61%

Deepak Desai (8)
Director	38,500	*

William Hambrecht (9)
Director	5,885,017	19.19%

George Hirsch (10)
Director	46,000	*

James H. Rosenfield (11)
Director	46,000	*

Elizabeth Hambrecht (12)
Consultant and Former Officer	409,785	1.34%

All Directors, Affiliates and Executive Officers (10 people)(13)	18,398,190	59.93%

* Less than one percent.

1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities.

2)
Calculated on the sum of the 29,573,265 shares of Common Stock outstanding as of March 25, 2013 and the 1,096,676 shares of Common Stock that holders of the 1,075 shares of Series C Preferred Stock outstanding may vote on an “as converted” basis.  Shares of Common Stock underlying options exercisable within 60 days of March 25, 2013 and shares of Common Stock that a stockholder has the right to acquire upon conversion of shares of Series C Preferred Stock are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options and shares on a stand-alone basis, without considering the ownership interest of other stockholders.  The approximately 46.58 million shares that have not yet been issued in the Recapitalization are not included in this table or the footnotes.  See “Interest Of Certain Persons In Or Opposition To Matters To Be Acted Upon” for additional information.

3)
Consists of 1,529,836 shares of Common Stock and 711,054 shares of Common Stock that the stockholder has the right to acquire upon conversion of 697 shares of Series C Preferred Stock, including 78,101 shares of Common Stock held by two trusts, as well as 130,581 shares of Common Stock that the trusts have the right to acquire upon conversion of 128 shares of Series C Preferred Stock. Edward Shea is the manager of the stockholder and a trustee of the trusts, and is also a Director of Ironstone Group, Inc. (see footnote (9)). Mr. Shea and the trusts own an aggregate of 76.7% of the Series C Preferred Stock.

4)	Includes 198,089 shares subject to options that may be exercised within 60 days of March 25, 2013.

5)	Includes 155,133 shares subject to options that may be exercised within 60 days of March 25, 2013.

6)	Includes 71,353 shares subject to options that may be exercised within 60 days of March 25, 2013.

7)
Includes 38,500 shares subject to options that may be exercised within 60 days of March 25, 2013.  Excludes 1,428,571 shares held by Adobe Systems Incorporated (“Adobe”) of which Mr. Warnock is co-Chairman.  Mr. Warnock disclaims beneficial ownership of all shares held by Adobe.

8)	Includes 38,500 shares subject to options that may be exercised within 60 days of March 25, 2013.

9)
Mr. Hambrecht has an ownership interest in WR Hambrecht + Co., LLC and WR Hambrecht + Co., Inc. (together the “Hambrecht Entities”) and is the Chairman and Chief Executive Officer of those entities.   The Hambrecht Entities own 71,322 shares of Common Stock. Elizabeth Hambrecht has a pecuniary ownership interest in the Hambrecht Entities.  Mr. Hambrecht individually owns 1,466,167 shares of Common Stock. Includes ownership by The Sarah and William Hambrecht Foundation of 32,005 shares of Common Stock.  William Hambrecht and Elizabeth Hambrecht are directors and have voting rights in the Sarah & William Hambrecht Foundation.  Includes ownership by The Hambrecht 1980 Revocable Trust, consisting of 4,214,771 shares of Common Stock.  Includes ownership by HAMCO Capital Corporation, consisting of 20,782 shares of Common Stock.  Mr. Hambrecht and Elizabeth Hambrecht, both have an ownership interest in HAMCO Capital.  Includes ownership by Ironstone Group, Inc., consisting of 79,970 shares of Common Stock.  Mr. Hambrecht has an ownership interest in Ironstone Group, Inc.  Mr. Hambrecht and Ms. Hambrecht disclaim beneficial ownership of the shares of Common Stock held directly by the Hambrecht Entities, HAMCO Capital and Ironstone, other than their proportionate ownership interest. William Hambrecht is the father of Elizabeth Hambrecht.

10)	Includes 46,000 shares subject to options that may be exercised within 60 days of March 25, 2013.

11)	Includes 46,000 shares subject to options that may be exercised within 60 days of March 25, 2013.

12)
Includes ownership by the Eu Revocable Trust, consisting of 3,750 shares of Common Stock. Ms. Hambrecht individually owns 406,035 shares of Common Stock.  Excludes Ms. Hambrecht's proportional beneficial ownership of amounts owned by the Hambrecht Entities and HAMCO Capital described in footnote (9).  Elizabeth Hambrecht is the daughter of William Hambrecht.

13)	Includes an aggregate of 593,575 shares subject to options that may be exercised within 60 days of March 25, 2013.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting the Company at: 870 Market Street, Suite 528, San Francisco, CA  94102, Attention: Investor Relations, or by calling (415) 645-9200. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement to our stockholders. The distribution will be made by mail.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By order of the Board of Directors

/s/ Cynthia Jeffers
Cynthia Jeffers
Chief Executive Officer

March 27, 2013
San Francisco, CA

APPENDIX A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SALON MEDIA GROUP, INC.

It is hereby certified that:

1.           The name of the corporation is SALON MEDIA GROUP, INC. (the “Corporation”).

2.           Paragraph (A) of Article Fourth of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

“(A)  The Corporation is authorized to issue a total of 155,000,000 shares of stock in two classes designated respectively “Preferred Stock” and “Common Stock”.  The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000, and the total number of shares of Common Stock that the Corporation shall have the authority to issue is 150,000,000.”

3.           The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on _____ __, 2013.

SALON MEDIA GROUP, INC.

Cynthia Jeffers, Chief Executive Officer